155 5th Street San Francisco, CA 94103 January 22, 2020 Re: Julia Taylor Promotion Letter Dear Julia, With your help and that of many others, we have accomplished a great deal at Eventbrite! In recognition of your dedication and contributions to our success, we are pleased to offer you a promotion. Here are the details: New Title. VP and General Counsel Effective Date. February 1, 2020 New Annual Salary. $340,000 Equity. Subject to the approval of the Board of Directors (or a committee thereof), the Company will grant you restricted stock units with an equity award value of $580,000 (the “RSUs”), where such value will be converted into a number of RSUs based on the average closing market price of the Company’s Class A common stock over the 30-day period ending on the last day of the month immediately prior to the month of the grant date. If granted, the RSUs will vest ratably on a quarterly basis according to a four-year vesting schedule. Subject to the approval of the Board of Directors (or a committee thereof), the Company will also grant you an option to purchase shares of Eventbrite's Class A common stock (the “Option”), with a value of $580,000, where such value will be converted into shares based on the grant date “fair value” as determined in accordance with standard accounting assumptions (i.e., the black-scholes value). If granted, the shares underlying the Option will vest ratably on a monthly basis according to a four-year vesting schedule. The equity compensation shall be governed by the terms and conditions of the Company’s 2018 Stock Option and Incentive Plan, as amended (“Plan”) and the Company’s Restricted Stock Unit and Stock Options Agreements (collectively referred to herein as “RSU and Option Agreements”). A copy of the Plan and the form of the RSU and Option Agreements are available for your review. The shares underlying the RSUs and Option issued upon the settlement of the award will be subject to various rights, restrictions and obligations, as DocuSign Envelope ID: 516B54C4-AEA5-459C-95B3-E7A6A48E644F

provided in the Plan and the RSU and Option Agreements. Bonus. You will be eligible to participate in the Company’s Executive Bonus Plan as approved by the Company’s Board of Directors for 2020 at the VP level. We believe in you, your career journey, and the transformational power of the platform we’re building together. We look forward to the continued impact you’ll have in this new role. Sincerely, Samantha Harnett Chief Legal and Corporate Operations Officer All other conditions of your employment will remain in effect without modification, including, without limitation, your at-will employment status and those conditions set forth in your Offer Letter and Proprietary Information and Invention Assignment Agreement signed in connection with the commencement of your employment. DocuSign Envelope ID: 516B54C4-AEA5-459C-95B3-E7A6A48E644F